    As filed with the Securities and Exchange Commission on February 7, 1996

                                                  Registration No. 33-__________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                            -----------------------

                                    FORM S-8
                             Registration Statement
                        Under the Securities Act of 1933

                            LINDSAY MANUFACTURING CO.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


               Delaware                                         47-0554096
   -------------------------------                         -------------------
   (State or other jurisdiction of                          (I.R.S. Employer
    incorporation or organization)                         Identification No.)



        Box 156, East Highway 91
           Lindsay, Nebraska                                      68644
----------------------------------------                       ----------
(Address of principal executive offices)                       (Zip code)



                           LINDSAY MANUFACTURING CO.
                         1991 LONG-TERM INCENTIVE PLAN
                         -----------------------------
                            (Full title of the plan)


              Gary D. Parker
  President and Chief Executive Officer
        Lindsay Manufacturing Co.
         Box 156, East Highway 91                       (402) 428-2131
          Lindsay, Nebraska 68644             ----------------------------------
-----------------------------------------     (Telephone number, including area
 (Name and address of agent for service)         code, of agent for service)


                                   Copies to:
                              --------------------
                              Steven P. Amen, Esq.
                                   Kutak Rock
                               1650 Farnam Street
                             Omaha, Nebraska 68102
                                 (402) 346-6000

                        CALCULATION OF REGISTRATION FEE


==========================================================================================================================
                                                           Proposed          Proposed Maximum        Amount of
           Title of Securities        Amount to be     Maximum Offering          Aggregate         Registration
            to be Registered           Registered       Price Per Share       Offering Price            Fee
--------------------------------------------------------------------------------------------------------------------------

             Common Stock,           623,250 Shares           (1)                   (1)              $5,195.00
            $1.00 par value
==========================================================================================================================


        (1) Calculated pursuant to Rule 457(h). Outstanding options for a total of 387,750 shares of common stock may be exercised at a weighted average price of $20.22 per share. The exercise price for the remaining 235,500 options which may be granted under the Plan is not known at this time. Accordingly, the registration fee for the remaining shares of common stock is based on the average of the high and low prices reported on February 2, 1996 which was $ 30.67 per share in accordance with Rule 457(c).


       THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING IN ACCORDANCE WITH RULE 462 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  Incorporation of Documents by Reference.

         The following documents, previously filed with the Securities and Exchange Commission by Lindsay Manufacturing Co. (the "Registrant") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

                (a) the Registrant's Annual Report on Form 10-K for the fiscal year ended August 31, 1995;

                 (b)      all other reports filed by the Registrant pursuant to
         Section 13(a) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above;

                 (c) the description of the Registrant's common stock contained in the Registrant's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on August 9, 1988.

         Each document filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing such documents.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  Description of Securities.

         Not Applicable.

ITEM 5.  Interests of Named Experts and Counsel.

         Not Applicable.

ITEM 6.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation may indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement that are actually and reasonably incurred by such officers and directors in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed by them to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal suit or proceeding, they had no reasonable cause to believe their conduct was unlawful. If the action is brought by or in the right of the corporation, such indemnification may only be provided as long as, in addition to the foregoing, it is not made with respect to any claim, issue or matter as to which such officer or director has been found liable to the corporation, unless such indemnification is approved by the court. Section 145 permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise and to purchase indemnity insurance on behalf of its directors and officers.

         Pursuant to Article Ninth of the Company's Restated Certificate of Incorporation, a director of the Company will not be personally liable to the Company or to its shareholders for monetary damages for any breach of fiduciary duty by such director other than liability (i) for any breach of the director's duty of loyalty, (ii) arising out of acts or omissions not taken in good faith or which involve intentional misconduct or a knowing violation of the law,
(iii) under Section 174 of the DGCL (relating to the unlawful payments of dividends or redemption of stock) or (iv) arising from a transaction from which the director derived a personal benefit. In addition, such Article Ninth provides that the Company may indemnify its officers and directors to the fullest extent authorized by law, including indemnification under statutory or case law or pursuant to indemnity agreements or contracts with such persons.

         As permitted by Article Third of its Bylaws, the Company has entered into Indemnification Agreements with each director and executive officer of the Company which provide for indemnity on terms consistent with the foregoing.

ITEM 7.  Exemption from Registration Claimed.

         Not Applicable

ITEM 8.  Exhibits.

         The following is a complete list of exhibits filed as part of this Registration Statement. Exhibit numbers correspond to the numbers in the Exhibit Table of Item 601 of Regulation S-K.

Exhibit
Number                  Description
-------          -------------------------
4                Specimen Form of Common Stock Certificate, incorporated by reference to Exhibit 4 of Amendment No.3 to the Company's Registration Statement on Form S-1 (Registration No. 33-23084), filed September 23, 1988

5                Opinion and Consent of Kutak Rock

23(a)            Consent of Kutak Rock is contained in its opinion filed as Exhibit 5

23(b)            Consent of Coopers & Lybrand L.L.P.

24 Powers of Attorney included at page S-2 of this Registration Statement are incorporated herein by reference.

ITEM 9.  Undertakings

         The undersigned Registrant hereby undertakes:

                 (a)(l) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933 (the "Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (b) That, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to
         Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (h) That, insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant as described in Item 6 hereof or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lindsay, State of Nebraska, on this 7th day of February, 1996.


                                        LINDSAY MANUFACTURING CO.


                                        By:  /s/ Gary D. Parker
                                             -------------------------
                                             Gary D. Parker, Chairman,
                                             President and Chief
                                             Executive Officer

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary D. Parker, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as full as they might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      Signature                                         Title                            Date
                      ---------                                         -----                            ----
/s/ Gary D. Parker                                        Chairman, President and Chief            February 7, 1996
-----------------------------------------------------     Executive Officer
Gary D. Parker

/s/ Bruce C. Karsk                                        Vice President--Finance,                 February 7, 1996
-----------------------------------------------------     Treasurer and Secretary,
Bruce C. Karsk                                            Principal Financial and
                                                          Accounting Officer

/s/ Howard G. Buffett                                     Director                                 February 7, 1996
-----------------------------------------------------
Howard G. Buffett

/s/ John W. Croghan                                       Director                                 February 7, 1996
-----------------------------------------------------
John W. Croghan

/s/ J. David Dunn                                         Director                                 February 7, 1996
-----------------------------------------------------
J. David Dunn

                                                          Director
-----------------------------------------------------
George W. Plossl



                                      S-2